EXHIBIT 23.1

Consent of Independent Accountants

            We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 23, 2002 relating to the financial statements and financial statement schedule of Borland Software Corporation, which appears in Borland Software Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001.

/s/ PricewaterhouseCoopers, LLP

San Jose, California May 20, 2002